PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS THIRD QUARTER 2017 RESULTS

DALLAS, TEXAS …November 1, 2017 … CompX International Inc. (NYSE American: CIX) announced today sales of $27.0 million for the third quarter of 2017 compared to $28.4 million in the same period of 2016.  Operating income was $3.4 million in the third quarter of 2017 compared to $4.5 million in the same period of 2016.  Net income for the third quarter of 2017 was $2.5 million, or $0.20 per diluted share, compared to $3.0 million, or $0.24 per diluted share, in the third quarter of 2016.

For the nine months ended September 30, 2017, sales were $86.9 million compared to $82.6 million in the previous year.  Operating income was $12.5 million for the first nine months of 2017 compared to $11.5 million for 2016.  Net income for the nine months ended September 30, 2017 was $9.0 million, or $0.72 per diluted share, compared to $7.6 million, or $0.61 per diluted share, in 2016.

Net sales and operating income decreased in the third quarter of 2017 compared to the same period in 2016 primarily as a result of Security Products sales in the third quarter of 2016 to a single government security customer that, as expected, did not recur in the third quarter of 2017.  Operating income was also unfavorably impacted by relative changes in customer and product mix in the Security Products segment as well as higher manufacturing costs resulting from employee turnover at the Marine Components segment.

Net sales and operating income increased in the first nine months of 2017 compared to the respective period in 2016, primarily due to Security Products' increased sales volumes to existing government security customers, predominately during the first half of 2017, partially offset by a decrease in sales of security products to an original equipment manufacturer of recreational transportation products.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's belief and assumptions based on currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:
•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new product features,
•	Future litigation,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems,
•	General global economic and political conditions that introduce instability into the U.S. economy (such as changes in the level of gross domestic product in various regions of the world),
•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2017	2016	2017

Net sales	$28.4	$27.0	$82.6	$86.9
Cost of goods sold	19.0	18.8	56.5	59.5
Gross profit	9.4	8.2	26.1	27.4
Selling, general and administrative expense	4.9	4.8	14.6	14.9
Operating income	4.5	3.4	11.5	12.5
Interest income	0.1	0.5	0.2	1.4
Income before taxes	4.6	3.9	11.7	13.9
Provision for income taxes	1.6	1.4	4.1	4.9
Net income	$3.0	$2.5	$7.6	$9.0

Basic and diluted net income
per common share	$0.24	$0.20	$0.61	$0.72

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2016	2017
Assets		(Unaudited)

Current assets:
Cash and equivalents	$33.2	$28.8
Accounts receivable, net	10.3	11.7
Inventories, net	15.0	15.3
Prepaid expenses and other	0.7	0.8
Total current assets	59.2	56.6

Note receivable from affiliate	27.4	36.7
Goodwill	23.7	23.7
Net property and equipment	33.1	32.6
Other noncurrent	0.6	0.6

Total assets	$144.0	$150.2

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11.9	$11.4
Income taxes	1.4	0.9
Total current liabilities	13.3	12.3

Deferred income taxes	4.9	4.9
Stockholders' equity	125.8	133.0

Total liabilities and stockholders' equity	$144.0	$150.2